TO BE ADDEDCONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement on Form S-3 of our report dated March 23, 2017 relating to the financial statements, which appears in Pruco Life Insurance Company's Annual Report on Form 10-K for the year ended December 31, 2016. We also consent to the reference to us under the heading “Experts’’ in the Statement of Additional Information as originally filed with the SEC and incorporated by reference in the Registration Statement on Form S-3 filed on August 22, 2017, which is incorporated by reference in this Pre-Effective Amendment No. 1 to the Registration Statement on Form S-3.

/s/ PricewaterhouseCoopers LLP
New York, NY
September 29, 2017